UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 1, 2013 (June 25, 2013)

IMPLANT SCIENCES CORPORATION

(Exact name of Registrant as Specified in its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

001-14949	04-2837126
(Commission File Number)	(I.R.S. Employer Identification Number)

600 Research Drive

Wilmington, Massachusetts 01887

 (Address of Principal Executive Offices, including Zip Code)

(978) 752-1700

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See the disclosures in Item 5.02 below, which are incorporated herein by this reference.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2013, Implant Sciences Corporation (the “Company”) amended and restated its employment agreement with Glenn D. Bolduc, the Company’s President and Chief Executive Officer. The new agreement (the “Agreement”) will remain in effect through June 30, 2016, after which, the Agreement will automatically renew for additional one-year periods unless notice of non-renewal is given by either party.

The Agreement establishes Mr. Bolduc’s base salary at the rate of $400,000 per year, which amount is equal to Mr. Bolduc’s annualized base salary immediately prior to the Agreement. Mr. Bolduc’s base salary is subject to annual review, and any increases will be made in the discretion of the Board of Directors (the “Board”) upon the recommendation of the Compensation Committee.

The Agreement also provides that Mr. Bolduc will be eligible to receive a cash bonus of up to $200,000 for the fiscal year ending June 30, 2013. The amount of the bonus, if any, will be determined by the Board, in its sole discretion, provided that that no bonus will be payable unless the Company achieves certain revenue and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets for the fiscal year established by the Board in June 2012. For fiscal years ending June 30, 2014 and thereafter, Mr. Bolduc will be eligible to receive cash bonuses of up to 50% of his annualized base salary at the end of the respective fiscal year. The amount of any bonuses will be determined by the Board, in its sole discretion, provided that that no bonus will be payable unless the Company achieves such revenue and adjusted EBITDA targets as may be established by the Board for any such fiscal year.

Mr. Bolduc received no additional long-term and/or equity incentive compensation in connection the Agreement. He will be eligible to receive such additional compensation as the Board may, in its sole discretion, award from time to time.

The Company may terminate the Agreement at any time without cause, on 30 days’ prior written notice. The Agreement provides, however, for the payment of 18 months’ salary and a pro rata portion of any bonus compensation earned during the year of termination, as well as the continuation of certain benefits for 12 months, as separation payments in the event that Mr. Bolduc’s employment is terminated by the Company without “cause” or Mr. Bolduc resigns for “good reason” (as those terms are defined in the Agreement). The Agreement also provides that, if Mr. Bolduc resigns for “good reason,” all stock options and shares of restricted stock then held by Mr. Bolduc will become fully vested and exercisable as of the date of such resignation.

In the event that, within 12 months after a “change of control” (as that term is defined in the Company’s Change of Control Plan, as adopted by the Board on September 7, 2012), Mr. Bolduc’s employment is terminated without cause, or Mr. Bolduc resigns for good reason, the Agreement provides (i) for the payment of 36 months’ salary and a pro rata portion of any bonus compensation earned during the year of termination, and (ii) that all stock options and shares of restricted stock then held by Mr. Bolduc will become fully vested and exercisable as of the date of such termination or resignation.

The Company will not be required to continue to pay any amounts to Mr. Bolduc or to continue to provide certain benefits following termination of the Agreement unless Mr. Bolduc executes a general release in favor of the Company substantially in the form annexed to the Agreement and the period during which Mr. Bolduc may revoke the release has expired without any such revocation.

The Agreement includes certain restrictions against competition and solicitation of the Company’s employees and customers for a period of one year after Mr. Bolduc’s resignation or termination.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit No.

Description

10.1

Amended and Restated Employment Agreement between Implant Sciences Corporation and Glenn R. Bolduc, dated June 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPLANT SCIENCES CORPORATION

By:  /s/ Roger P. Deschenes

Roger P. Deschenes

Vice President, Finance and Chief Financial Officer

Date:  July 1, 2013

EXHIBIT INDEX

Exhibit No.

Description

10.1

Amended and Restated Employment Agreement between Implant Sciences Corporation and Glenn R. Bolduc, dated June 25, 2013.